SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The following is a memorandum to certain strategic distribution partners of The MONY Group Inc. The merger agreement for AXA Financial, Inc.’s acquisition of The MONY Group was filed by The MONY Group under cover of Form 8-K on September 18, 2003 and is incorporated by reference into this filing.

A MESSAGE TO OUR STRATEGIC DISTRIBUTION PARTNERS

•	On September 17, 2003, AXA Financial agreed to purchase The MONY Group. Of course, the transaction is subject to shareholder and regulatory approval and is expected to close by the end of the first quarter 2004.

•	We believe the combination of MONY and AXA will strengthen our offerings to distributors and clients in many ways:

•	As part of the transaction, MONY will become a wholly owned subsidiary of AXA Financial, Inc., which is a subsidiary of AXA Group, a worldwide leader in financial protection and wealth management. As of December 31, 2002, AXA Financial had approximately $415 billion in assets under management.

•	The combined strength of both companies would make it #1 in variable life and #4 in variable annuity sales, in terms of United States market share.

•	AXA Financial, one of the most respected companies in our industry, has stated that a primary reason for the acquisition is to increase its distribution in the United States. We believe that should lead to stronger products, guarantees and reinsurance capacity and that, together, we can support our distribution partners better than ever.

•	On a September 18, 2003 conference call with shareholders and analysts, AXA Financial President & CEO Christopher Condron praised MONY’s wholesaling reach and commented on AXA’s own wholesaling success, saying, “Together, this makes for a terrific combination.”

•	As of September 19, 2003, MONY’s rating agencies have already reacted positively to the news:

☐	“The rating of A (Excellent) of MONY’s life insurance subsidiaries as well as the group’s debt ratings have been placed under review with positive implications.” – A.M. Best

☐	“Standard & Poor’s…revised its outlook on MONY Group Inc. (MONY) and MONY’s subsidiaries—MONY Life Insurance Co. and MONY Life Insurance Co. of America—to developing from negative.” – Standard & Poor’s

☐	And, as of September 18, 2003, both Fitch and Moody’s have placed The MONY Group’s ratings on ‘positive’ watch and “on review for upgrade,” respectively.

•	Going forward, it’s business as usual for MONY Partners: we maintain our unwavering commitment to our distribution partners and look forward to further enhancing our products and services to help you compete and win.

Important Legal Information

MONY intends to file a proxy statement and AXA Financial and MONY intend to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the proxy statement regarding the acquisition, carefully in its entirety when it becomes available, because it will contain important information about the proposed transaction. A definitive proxy statement will be sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus, when it becomes available, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s web site at www.sec.gov. The definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by directing a written request to Shareholder Services, MONY, 1740 Broadway, New York, N.Y. 10019; Attn. John MacLane (jmaclane@mony.com.), or to AXA Financial, 1290 Avenue of the Americas, New York, N.Y. 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).

Certain Information Concerning Participants: MONY, its directors, executive officers and certain members of management and employees may be soliciting proxies from MONY shareholders in favor of the approval of the transaction. Information regarding such officers and directors is included in MONY’s proxy statement for its 2003 Annual Meeting of shareholders filed with the SEC on May 2, 2003.